Exhibit 4.5
EXECUTION COPY
OFFICER’S ISSUANCE CERTIFICATE
Class A Floating Rate Asset Backed Revolving Note, Series 2007-RN1
     The undersigned hereby certifies, pursuant to the Indenture dated as of February 13, 2007 (the “Indenture”), between Superior Wholesale Inventory Financing Trust 2007-AE-1 (the “Issuing Entity” or the “Trust”) and The Bank of New York Trust Company, N.A., a national banking association, as Indenture Trustee, that there has been established pursuant to and in conformity with resolutions duly adopted by the Board of Directors of Wholesale Auto Receivables LLC, a Delaware limited liability company (the “Depositor”), a Note to be issued under and in conformity with the Indenture, which shall have the terms specified herein. Capitalized terms used herein shall have the meanings specified in Appendix 1 hereto or, if not defined therein, then shall have the meanings set forth in Appendix A to the Trust Sale and Servicing Agreement, dated as of February 13, 2007 among the Issuing Entity, the Depositor and GMAC LLC (the “Trust Sale and Servicing Agreement”).
1.	Designation and Series Specified Maximum Revolver Balance.
(a)	The designation of this series of Notes is the Class A Floating Rate Asset Backed Revolving Note, Series 2007-RN1 (the “2007-RN1 Revolving Note”). The 2007-RN1 Revolving Note shall be in the form set forth in Exhibit A hereto. For purposes of the Indenture and all other Basic Documents, the 2007-RN1 Revolving Note shall count as a separate series of Notes.

(b)	The Series Specified Maximum Revolver Balance of the 2007-RN1 Revolving Note which may be authenticated and delivered under the Indenture (except for the 2007-RN1 Revolving Note authenticated and delivered upon registration and transfer of, or in exchange for, or in lieu of, any other 2007-RN1 Revolving Note pursuant to the Indenture) is $400,000,000 (subject to the provisions of Section 5 hereof).

(c)	The 2007-RN1 Revolving Note shall be issued on the 2007-RN1 Note Closing Date.

(d)	The “Payment Period Commencement Date” for the 2007-RN1 Revolving Note (also referred to as the “2007-RN1 Payment Period Commencement Date”) shall be the first Business Day following the occurrence of the Commitment Expiration Date (as such term is defined in the Note Purchase Agreement).

(e)	The “Stated Final Payment Date” for the 2007-RN1 Revolving Note shall be the Monthly Distribution Date related to the twenty-fourth Collection Period following the 2007-RN1 Payment Period Commencement Date; however, notwithstanding the foregoing, the Stated Final Payment Date shall occur no later than the Monthly Distribution Date in January 2012.
2.	Specified Support Arrangement

(a)	With respect to the 2007-RN1 Revolving Note, Specified Support Arrangements consist solely of the 2007-RN1 Revolving Note Basis Swap.
3.	Payment of Interest.
(a)	Interest on the 2007-RN1 Revolving Note shall be calculated as provided in the 2007-RN1 Note Purchase Agreement. Noteholder Interest for the 2007-RN1 Revolving Note for any Monthly Distribution Date shall be paid on such Monthly Distribution Date, and any interest not paid on such Monthly Distribution Date shall be due on the next Monthly Distribution Date.
4.	Application of the 2007-RN1 Monthly Available Amount.
(a)	Pursuant to Section 4.5(c)(i) clause (2) of the Trust Sale and Servicing Agreement, on each Monthly Distribution Date, the Trust Interest Allocation of the 2007-RN1 Revolving Note and any net payment received by the Trust under the 2007-RN1 Revolving Note Basis Swap (the “2007-RN1 Monthly Available Amount”) will be withdrawn by the Indenture Trustee, based upon the Servicer’s Accounting for such Monthly Distribution Date, from the account in which such funds are held, for application pursuant to Section 4(b) of this Officer’s Issuance Certificate.

(b)	The Indenture Trustee, based upon the Servicer’s Accounting for such Monthly Distribution Date, will apply the 2007-RN1 Monthly Available Amount on such Monthly Distribution Date as follows:
(i)	an amount equal to the net payment (other than termination payments), if any, due from the Trust under the 2007-RN1 Revolving Note Basis Swap will be paid to the related Basis Swap Counterparty,

(ii)	an amount, equal to the sum of (i) the Noteholders’ Interest for the 2007-RN1 Revolving Note for such Monthly Distribution Date and (ii) any basis swap termination payments due from the Trust by reason of a default by the Trust under the 2007-RN1 Revolving Note Basis Swap, shall be allocated ratably between such Noteholders’ Interest and any such termination payments due in proportion to their respective amounts, and that portion allocated to such Noteholders’ Interest will be deposited into the Revolver Distribution Account for payment of interest on the 2007-RN1 Revolving Note, and that portion allocated to such termination payments shall be paid to the Basis Swap Counterparty,

(iii)	an amount equal to the Deficiency Amount with respect to the 2007-RN1 Revolving Note for such Monthly Distribution Date shall be deposited into the Revolver Distribution Account for payment of such Deficiency Amount on the 2007-RN1 Revolving Note.
Any shortfall of the 2007-RN1 Monthly Available Amount for a Monthly Distribution Date below the amounts described in subclauses (i), (ii), and (iii) above for such Monthly

Distribution Date (the “2007-RN1 Monthly Carrying Costs”) shall constitute a “Series Shortfall” for the 2007-RN1 Revolving Note. Any excess of the 2007-RN1 Monthly Available Amount for a Monthly Distribution Date over the 2007-RN1 Monthly Carrying Costs for such Monthly Distribution Date shall constitute a “Remaining Interest Amount.”
5.	Series Specified Maximum Revolver Balance
(a)	The Series Specified Maximum Revolver Balance of the 2007-RN1 Revolving Note shall be $400,000,000 (subject to increase or decrease in accordance with Section 4.9(a) of the Trust Sale and Servicing Agreement).

(b)	Aggregate borrowings outstanding at any time under the 2007-RN1 Revolving Note are limited to the Series Specified Maximum Revolver Balance of the 2007-RN1 Revolving Note. No additional borrowings may be made under the 2007-RN1 Revolving Note during the Payment Period for the 2007-RN1 Revolving Note, the Wind Down Period or any Early Amortization Period.

(c)	Additional borrowings at any time under the 2007-RN1 Revolving Note shall be made as provided in Section 2.03 of the 2007-RN1 Note Purchase Agreement.
6.	Allocations and Payments in Respect of Principal
(a)	Revolving Period
(i)	During the Revolving Period, at the discretion of the Depositor, payments of principal on the 2007-RN1 Revolving Note may, but shall not be required to, be paid on a daily basis,
(A)	if no series of Class A Notes then requires Available Trust Principal to be retained or set aside to fund principal payments, out of all Available Trust Principal, or

(B)	if any series of Class A Notes then requires Available Trust Principal to be retained or set aside to fund principal payments, out of the excess, if any, of the Principal Allocation Percentage for such series of Notes of Available Trust Principal over the amounts required to be retained or set aside with respect to such series of Notes.
(ii)	If one or more series of Revolving Notes are issued and outstanding while the 2007-RN1 Revolving Note is outstanding, payments of principal on such other Revolving Notes and the 2007-RN1 Revolving Note shall be made as determined by the Depositor unless otherwise agreed by the Depositor, the holders of such other Revolving Notes and the holders of the 2007-RN1 Revolving Note.
(b)	Payment Period

(i)	Unless the Wind Down Period or an Early Amortization Period has commenced and is continuing, the Payment Period for the 2007-RN1 Revolving Note shall commence on the 2007-RN1 Payment Period Commencement Date, and shall continue until the earliest of
(A)	the commencement of an Early Amortization Period,

(B)	the commencement of the Wind Down Period, and

(C)	the date upon which the 2007-RN1 Revolving Note is paid in full.
(ii)	If the Payment Period for the 2007-RN1 Revolving Note shall be terminated upon the occurrence of an Early Amortization Event described in clauses (g) or (i) of Section 9.1 of the Trust Sale and Servicing Agreement and no other Early Amortization Event has occurred, such Payment Period may be recommenced if the Depositor elects to recommence the Revolving Period as described in Section 9.5(a) of the Trust Sale and Servicing Agreement. If the Payment Period for the 2007-RN1 Revolving Note shall be terminated upon the commencement of a Wind Down Period prior to the Final Revolving Period Termination Date, such Payment Period may be recommenced, if the Depositor elects to recommence the Revolving Period as described in Section 9.5(b) of the Trust Sale and Servicing Agreement.

(iii)	During any Collection Period related to the Payment Period for the 2007-RN1 Revolving Note, the Principal Allocation Percentage for the 2007-RN1 Revolving Note of Available Trust Principal shall be allocated and set aside on a daily basis in the Revolver Distribution Account up to the amount of the 2007-RN1 Controlled Payment Amount (as defined below) for the Monthly Distribution Date related to such Collection Period, and amounts in excess thereof shall be available for application according to Section 4.5(d) of the Trust Sale and Servicing Agreement.
The “2007-RN1 Controlled Payment Amount” means
(1)	for any of the first three Monthly Distribution Dates relating to the Payment Period, if any, for the 2007-RN1 Revolving Note, the excess, if any, of
(x)	the product of
(A) one-third of the Outstanding Amount of the 2007-RN1 Revolving Note as of the open of business on the first day of such Payment Period; and
(B) the number (not to exceed three) of Collection Periods that have occurred with respect to such Payment Period through and including the Collection Period relating to such Monthly Distribution Date, with a partial Collection Period accounted for as the ratio of remaining days to the total number of days during such Collection Period, over

(y)	the aggregate amount paid or set aside for payment as principal on the 2007-RN1 Revolving Note for the preceding Monthly Distribution Dates related to such Payment Period, and
(2)	for each Monthly Distribution Date thereafter, the lesser of
(x)	the then Outstanding Amount of the 2007-RN1 Revolving Note as of such Monthly Distribution Date, and

(y)	the Principal Allocation Percentage for the 2007-RN1 Revolving Note of Available Trust Principal with respect to such Monthly Distribution Date.
(iv)	On each Monthly Distribution Date during the Payment Period for the 2007-RN1 Revolving Note, all amounts set aside in the Revolver Distribution Account for the related Collection Period, together with the Principal Allocation Percentage for the 2007-RN1 Revolving Note of Available Trust Principal for such Monthly Distribution Date to the extent necessary to satisfy the 2007-RN1 Controlled Payment Amount shall be paid as principal on the 2007-RN1 Revolving Note (to the extent of the Outstanding Amount thereof). So long as the 2007-RN1 Controlled Payment Amount is paid to the extent of Available Trust Principal so allocated to the 2007-RN1 Revolving Note for such Monthly Distribution Date and related Collection Period, there shall be no Event of Default under Section 5.1(b) of the Indenture.
(c)	Early Amortization Period, Rapid Amortization Period and Winddown Period
(i)	“Rapid Amortization Period” for the 2007-RN1 Revolving Notes will commence upon the occurrence of a Rapid Amortization Event and will end upon the earlier to occur of (i) the date on which the 2007-RN1 Revolving Notes are paid in full and (ii) the Trust Termination Date. “Rapid Amortization Event” for the 2007-RN1 Revolving Notes means any event defined as a Rapid Amortization Event for any other series of Notes of the Trust.

(ii)	During any Collection Period related to an Early Amortization Period or Winddown Period for the Trust or a Rapid Amortization Period for the 2007-RN1 Revolving Notes, the Principal Allocation Percentage for the 2007-RN1 Revolving Note of Available Trust Principal shall be allocated and set aside on a daily basis in the Revolver Distribution Account up to the Outstanding Amount of the 2007-RN1 Revolving Notes, and amounts in excess thereof shall be available for application according to Section 4.5(d) of the Trust Sale and Servicing Agreement.

(iii)	On each Monthly Distribution Date during any Early Amortization Period, Winddown Period or Rapid Amortization Period with respect to the 2007-RN1 Revolving Notes, all amounts set aside in the Revolver Distribution Account for the related Collection Period, together with the Principal

Allocation Percentage for the 2007-RN1 Revolving Note of Available Trust Principal for such Monthly Distribution Date to the extent necessary to pay the Outstanding Amount of the 2007-RN1 Revolving Notes shall be paid as principal on the 2007-RN1 Revolving Note (to the extent of the Outstanding Amount thereof).
* * * *
     The undersigned has read or has caused to be read the Indenture, including the provisions of Section 2.1 and the definitions relating thereto, and the resolutions adopted by the Board of Directors referred to above. Based on such examination, the undersigned has, in the undersigned’s opinion, made such examination or investigation as is necessary to enable the undersigned to express an informed opinion as to whether all conditions precedent set forth in the Indenture and the other Basic Documents relating to the establishment of the form and terms of a series of Notes under the Indenture have been complied with. In the opinion of the undersigned, all such conditions precedent have been complied with in respect of the 2007-RN1 Revolving Note.
* * * *

          IN WITNESS WHEREOF, the undersigned has hereunto executed this Officer’s Issuance Certificate as of February 13, 2007.

WHOLESALE AUTO RECEIVABLES LLC
By:	/s/ Carl J. Vannatter
	Name:	Carl J. Vannatter
	Title:	Vice President

APPENDIX 1
to
OFFICER’S ISSUANCE CERTIFICATE
FOR 2007-RN1 REVOLVING NOTE
Definitions.
1.	Reference to General Rule.
     Capitalized terms used herein and not defined shall have the meanings assigned to such terms in the Indenture and in Appendix A to the Trust Sale and Servicing Agreement, dated as of February 13, 2007, among GMAC LLC, as Servicer, Wholesale Auto Receivables LLC, as Depositor, and Superior Wholesale Inventory Financing Trust 2007-AE-1, as Issuing Entity.
2.	Definitions Specific to the 2007-RN1 Revolving Note
     The following terms are defined with respect to the 2007-RN1 Revolving Note only, are not defined in Appendix A to the Trust Sale and Servicing Agreement and, when used in the Basic Documents, shall have the defined meanings set forth below:
     2007-RN1 Controlled Payment Amount: Has the meaning set forth in Section 6(b)(iii) of this Officer’s Issuance Certificate.
     2007-RN1 Monthly Available Amount: Has the meaning set forth in Section 4 of this Officer’s Issuance Certificate.
     2007-RN1 Monthly Carrying Costs: Has the meaning set forth in Section 4 of this Officer’s Issuance Certificate.
     2007-RN1 Note Closing Date: February 13, 2007.
     2007-RN1 Note Purchase Agreement: The Note Purchase Agreement, dated as of the date hereof, among the Trust, Depositor, Servicer, certain conduit purchasers, certain conduit managing agents, and Barclays Bank PLC.
     2007-RN1 Payment Period Commencement Date: Has the meaning set forth in Section 1(d) of this Officer’s Issuance Certificate.
     2007-RN1 Revolving Note: Has the meaning set forth in Section 1(a) of this Officer’s Issuance Certificate.
     Deficiency Amount: Has the meaning set forth in the 2007-RN1 Note Purchase Agreement.
     Fees and Expenses: Has the meaning given to it in the 2007-RN1 Note Purchase Agreement.

App-1

3.	Specification for 2007-RN1 Revolving Note of Terms Defined in Appendix A to the Trust Sale and Servicing Agreement.
     The following terms, when used in the Indenture, the Trust Sale and Servicing Agreement and/or other Basic Documents, with respect to the 2007-RN1 Revolving Note, shall have the meanings set forth below (and, if used in this Officer’s Issuance Certificate, shall be used with respect to the 2007-RN1 Revolving Note only, except where expressly indicated otherwise):
     Distribution Account: For the purpose of the Basic Documents, the Revolver Distribution Account.
     Fully Funded Date: With respect to the 2007-RN1 Revolving Note, the date on which (a) either (i) the outstanding principal amount of the 2007-RN1 Revolving Note has been reduced to zero and all Fees and Expenses have been paid in full, or (ii) the amount on deposit in the Distribution Account equals the Outstanding Amount of the 2007-RN1 Revolving Note, plus all outstanding Fees and Expenses, and (b) either (i) the Commitment Expiration Date (as such term is defined in the Note Purchase Agreement) has occurred, or (ii) all such commitments with respect to the 2007-RN1 Revolving Note have been terminated.
     Monthly Available Amount: With respect to the 2007-RN1 Revolving Note, the 2007-RN1 Monthly Available Amount.
     Monthly Carrying Costs: With respect to the 2007-RN1 Revolving Note, the 2007-RN1 Monthly Carrying Costs.
     Noteholders’ Interest: With respect to the 2007-RN1 Revolving Note, the Revolver Interest.
     Payment Period: The period described as such in Section 6(b) of this Officer’s Issuance Certificate.
     Remaining Interest Amount: The amounts designated as such in Section 4 of this Officer’s Issuance Certificate.
     Revolver Interest: Has the meaning specified in Section 1.01 of the Note Purchase Agreement.
     Series Net Revolver Balance: With respect to the 2007-RN1 Revolving Note, for any date, the aggregate outstanding principal balance under the 2007-RN1 Revolving Note minus any amounts on deposit in the Revolver Distribution Account on such date for the payment of principal on the 2007-RN1 Revolving Note.
     Series Shortfall: The amounts designated as such in Section 4 of this Officer’s Issuance Certificate.
     Series Specified Maximum Revolver Balance: The maximum balance specified in Section 1(b) of this Officer’s Issuance Certificate.

App-2

     Stated Final Payment Date: Has the meaning set forth in Section 1(e) of this Officer’s Issuance Certificate.

App-3

EXHIBIT A
[FORM OF 2007-RN1 REVOLVING NOTE]

No. R-1	$[•]
SEE REVERSE FOR CERTAIN DEFINITIONS
THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), AND THE VARIOUS STATE SECURITIES LAWS. NO TRANSFER OF THIS NOTE SHALL BE MADE UNLESS SUCH TRANSFER IS MADE IN A TRANSACTION THAT DOES NOT REQUIRE REGISTRATION UNDER THE ACT OR ANY APPLICABLE STATE SECURITIES LAWS AND IS OTHERWISE IN COMPLIANCE WITH THE RESTRICTIONS SET FORTH IN THE INDENTURE.
THIS NOTE (OR AN INTEREST HEREIN) MAY NOT BE ACQUIRED BY OR FOR THE ACCOUNT OF (i) AN “EMPLOYEE BENEFIT PLAN” (AS DEFINED IN SECTION 3(3) OF THE UNITED STATES EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED (“ERISA”)), THAT IS SUBJECT TO THE PROVISIONS OF TITLE I OF ERISA, (ii) A PLAN DESCRIBED IN SECTION 4975(e)(1) OF THE CODE, OR (iii) ANY ENTITY WHOSE UNDERLYING ASSETS INCLUDE PLAN ASSETS BY REASON OF INVESTMENT BY AN EMPLOYEE BENEFIT PLAN OR PLAN IN SUCH ENTITY. THIS NOTE (OR AN INTEREST HEREIN) ALSO MAY NOT BE ACQUIRED BY OR FOR THE ACCOUNT OF A BENEFIT PLAN THAT IS NOT SUBJECT TO THE PROVISIONS OF TITLE I OF ERISA (INCLUDING, WITHOUT LIMITATION, FOREIGN OR GOVERNMENTAL PLANS) IF SUCH ACQUISITION WOULD RESULT IN A NON-EXEMPT PROHIBITED TRANSACTION UNDER, OR A VIOLATION OF, ANY APPLICABLE LAW THAT IS SUBSTANTIALLY SIMILAR TO ERISA OR SECTION 4975 OF THE INTERNAL REVENUE CODE. EACH HOLDER OF THIS NOTE, BY ACCEPTING THIS NOTE, WILL BE DEEMED TO HAVE REPRESENTED AND WARRANTED THAT IT IS NOT SUBJECT TO THE FOREGOING LIMITATIONS AND, IF REQUESTED TO DO SO BY THE DEPOSITOR, SUCH PERSON SHALL EXECUTE AND DELIVER TO THE INDENTURE TRUSTEE AN UNDERTAKING LETTER TO SUCH EFFECT IN THE FORM SPECIFIED IN THE INDENTURE.

IT IS EXPECTED THAT THE PRINCIPAL AMOUNT OUTSTANDING OF THIS NOTE WILL INCREASE AND DECREASE OVER TIME, BUT WILL NOT EXCEED THE PRINCIPAL AMOUNT SHOWN ON THE FACE HEREOF. ACCORDINGLY, THE OUTSTANDING PRINCIPAL AMOUNT OF THIS NOTE AT ANY TIME MAY BE LESS THAN THE AMOUNT SHOWN ON THE FACE HEREOF.
SUPERIOR WHOLESALE INVENTORY FINANCING TRUST 2007-AE-1
CLASS A FLOATING RATE ASSET-BACKED REVOLVING NOTE, SERIES 2007-RN1
     SUPERIOR WHOLESALE INVENTORY FINANCING TRUST 2007-AE-1, a statutory trust organized and existing under the laws of the State of Delaware (herein referred to as the “Issuing Entity”), for value received, hereby promises to pay to [                                        ], Wholesale Auto Receivables LLC, or registered assigns (the “Noteholder”), the Outstanding Amount attributable to this Note from time to time under the Indenture, at the times stated and in the amounts specified in the Indenture (as defined on the reverse side of this Note).
     The Issuing Entity shall pay interest on this Note on the dates, in the amounts and in the manner set forth in the Indenture.
     The principal of and interest on this Note are payable in such coin or currency of the United States of America which, at the time of payment, is legal tender for payment of public and private debts. All payments made by the Issuing Entity with respect to this Note shall be applied to interest and principal as provided in the Indenture.
     Reference is made to the further provisions of this Note set forth on the reverse hereof, which shall have the same effect as though fully set forth on the face of this Note.
     Unless the certificate of authentication hereon has been executed by the Indenture Trustee whose name appears below by manual signature, this Note shall not be entitled to any benefit under the Indenture referred to on the reverse hereof or be valid or obligatory for any purpose.

     IN WITNESS WHEREOF, the Issuing Entity has caused this instrument to be signed, manually or in facsimile, by its Authorized Officer.
Date:

SUPERIOR WHOLESALE INVENTORY FINANCING TRUST 2007-AE-1

By:	HSBC Bank USA, National Association, not in its individual capacity but solely as Owner Trustee under the Trust Agreement

By:
Name:
Title:

INDENTURE TRUSTEE’S CERTIFICATE OF AUTHENTICATION
     This is one of the Notes designated above and referred to in the within-mentioned Indenture.

The Bank of New York Trust Company, N.A., not in its individual capacity but solely as Indenture Trustee

By:
Name:
Title:

REVERSE OF NOTE
     This Note is one of a duly authorized issue of Notes of the Issuing Entity, designated as its Class A Floating Rate Asset-Backed Revolving Note, Series 2007-RN1 (herein called the “2007-RN1 Revolving Note”), issued under an Indenture, dated as of February 13, 2007 (such Indenture, as supplemented or amended, including all Officer’s Issuance Certificates is herein called the “Indenture”), between the Issuing Entity and The Bank of New York Trust Company, N.A., a national banking association, as trustee (the “Indenture Trustee”, which term includes any successor trustee under the Indenture), to which Indenture reference is hereby made for a statement of the respective rights and obligations thereunder of the Issuing Entity, the Indenture Trustee and the Noteholders. The 2007-RN1 Revolving Note is one of the duly authorized series of Notes of the Issuing Entity issued and to be issued from time to time pursuant to the Indenture (collectively, as to all Notes of all such series, the “Notes”). The Notes are governed by and subject to all terms of the Indenture (which terms are incorporated herein and made a part hereof), to which Indenture the Holder of this Note by virtue of acceptance hereof (or of any interest herein) assents and by which such Person is bound. All capitalized terms used and not otherwise defined in this Note that are defined in the Indenture shall have the meanings assigned to them in or pursuant to the Indenture.
     The 2007-RN1 Revolving Note and all other Notes issued pursuant to the Indenture, except as otherwise provided thereunder, are and shall be equally and ratably secured by the Collateral pledged as security therefor as provided in the Indenture.
     Each Noteholder, by acceptance of a Note, covenants and agrees that no recourse may be taken, directly or indirectly, with respect to the obligations of the Issuing Entity, the Owner Trustee or the Indenture Trustee on the Notes or under the Indenture or any certificate or other writing delivered in connection therewith, against (i) the Indenture Trustee or the Owner Trustee in their individual capacities, (ii) any owner of a beneficial interest in the Issuing Entity or (iii) any partner, owner, beneficiary, agent, officer, director or employee of the Indenture Trustee or the Owner Trustee in their individual capacities, any holder of a beneficial interest in the Issuing Entity, the Owner Trustee or the Indenture Trustee or of any successor or assign of the Indenture Trustee or the Owner Trustee in their individual capacities, except as any such Person may have expressly agreed and except that any such partner, owner or beneficiary shall be fully liable, to the extent provided by applicable law, for any unpaid consideration for stock, unpaid capital contribution or failure to pay any installment or call owing to such entity.
     Each Noteholder, by acceptance of a Note, covenants and agrees that by accepting the benefits of the Indenture such Noteholder shall not, prior to the date which is one year and one day after the termination of the Trust Agreement, acquiesce, petition or otherwise invoke or cause the Depositor or the Issuing Entity to invoke the process of any court or government authority for the purpose of commencing or sustaining a case against the Depositor or the Issuing Entity under any federal or state bankruptcy, insolvency or similar law or appointing a receiver, liquidator, assignee, trustee, custodian, sequestrator or other similar official of the Depositor or the Issuing Entity or any substantial part of its property, or ordering the winding up or liquidation of the affairs of the Depositor or the Issuing Entity.

     Each Noteholder, by acceptance of a Note, unless otherwise required by appropriate taxing authorities, agrees to treat the Notes as indebtedness secured by the Collateral for the purpose of federal income taxes, state and local income and franchise taxes, Michigan single business tax, and any other taxes imposed upon, measured by or based upon gross or net income.
     The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Issuing Entity and the rights of the Noteholders under the Indenture at any time by the Issuing Entity with the consent of the Holders of Notes representing a majority of the Outstanding Amount of all the Notes. The Indenture also contains provisions permitting the Holders of Notes representing specified percentages of the Outstanding Amount of the Notes, on behalf of the Holders of all the Notes, to waive compliance by the Issuing Entity with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Note (or any one of more Predecessor Notes) shall be conclusive and binding upon such Holder and upon all future Holders of this Note and of any Note issued upon the registration of transfer hereof or in exchange hereof or in lieu hereof whether or not notation of such consent or waiver is made upon this Note. The Indenture also permits the Indenture Trustee to amend certain terms and conditions set forth in the Indenture without the consent of the Noteholders.
     The term “Issuing Entity” as used in this Note includes any successor to the Issuing Entity under the Indenture.
     The Issuing Entity is permitted by the Indenture, under certain circumstances, to merge or consolidate, subject to the rights of the Indenture Trustee and the Holders of Notes under the Indenture.
     The 2007-RN1 Revolving Note is issuable only in denominations as provided in the Indenture, subject to certain limitations therein set forth.
     This Note and the Indenture shall be construed in accordance with the laws of the State of New York, without reference to its conflict of law provisions, and the obligations, rights and remedies of the parties hereunder and thereunder shall be determined in accordance with such laws.
     Anything herein to the contrary notwithstanding, except as expressly provided in the Basic Documents, neither the Depositor, the Servicer, the Indenture Trustee nor the Owner Trustee in their respective individual capacities, any owner of a beneficial interest in the Issuing Entity, nor any of their respective partners, beneficiaries, agents, officers, directors, employees or successors or assigns, shall be personally liable for, nor shall recourse be had to any of them for, the payment of principal of or interest on, or performance of, or omission to perform, any of the covenants, obligations or indemnifications contained in this Note or the Indenture, it being expressly understood that said covenants, obligations and indemnifications have been made by the Owner Trustee solely as the Owner Trustee in the assets of the Issuing Entity. Each Noteholder, by the acceptance of a Note, agrees that, except as expressly provided in the Basic Documents, in the case of an Event of Default under the Indenture, the Noteholder shall have no claim against any of the foregoing for any deficiency, loss or claim therefrom; provided, however, that nothing contained herein shall be taken to prevent recourse to, and enforcement against, the assets of the Issuing Entity for any and all liabilities, obligations and undertakings contained in the Indenture or in this Note.

ASSIGNMENT
Social Security or taxpayer I.D. or another identifying number of assignee

          FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto

(name and address of assignee)
the within Note and all rights thereunder, and hereby irrevocably constitutes and appoints                                                             , as attorney, to transfer said Note on the books kept for registration thereof, with full power of substitution in the premises.

Dated:		[1]

Signature Guaranteed

1	NOTE: The signature to this assignment must correspond with the name of the registered owner as it appears on the face of the within Note in every particular, without alteration, enlargement or any change whatsoever.